SmartGlass International to Showcase and Launch
SPD-SmartGlass Product Line at 100% Detail Show in London

Dublin, Ireland, September 15, 2008-SmartGlass International Ltd. (SGI), a licensee of Research Frontiers Inc. (Nasdaq:
REFR), will launch its line of SPD-SmartGlass architectural window products at the 100% Detail show being held from September 18-21, 2008 at Earls Court in London, England. Featuring more than 150 exhibitors, 100% Detail is a premier exhibition featuring the latest developments in sustainability, innovation and design for the building environment.

SGI will exhibit four large SPD-SmartGlass panels that will be used in the walls of a circular meeting room at their stand (T28) at the show. These panels use second-generation SPD-Smart film recently supplied by Hitachi Chemical Co., Ltd. with lamination done by SGI at their new and expanded manufacturing facility in Dublin, Ireland. This 1,860 m2
(20,000 ft2) facility houses the company's design, tempering, laminating and quality control operations, and its product showroom.

"We are extremely excited to launch SPD-SmartGlass at 100%
Detail," said John Browne, Managing Director of SGI. "Our company recently completed a multi-panel roof-lite project in London using our SPD-SmartGlass and we are seeing very high levels of interest in this innovative technology from existing and prospective clients, many of whom have already scheduled appointments to meet with us at the show."

SGI's line of SPD-SmartGlass also has been named to the short list for 100% Detail's Most Innovative Building Product Award. Supported by the industry publication Architecture Today, judging for this prestigious award is based on several factors including innovation, the use of materials and technology, and sustainability.

In addition to its SPD-SmartGlass meeting room at its booth at the 100% Detail Show, SGI will display a panel of its SPD-SmartGlass on a special finalists stand at the show, and all finalists will be recognized in an upcoming edition of Architecture Today. According to John Browne, "The news of our making the short list is terrific and we are tremendously excited to now offer SPD-SmartGlass to our growing client base."

More information about SmartGlass International can be found at www.SmartGlassInternational.com.

More information about the 100% Detail show to be held from Sept 18-21 in London, England can be found at the exhibition's web site at www.100percentdetail.co.uk.

For further information, please contact:

SmartGlass International Ltd.

John Browne (for customer and media inquiries in Ireland)
+353 1 462 9945

Robert Hudson (for customer and media inquiries in the UK)
+44 (0) 2392 571 122

info@smartglassinternational.com